UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report: July 6, 2023

Archer Aviation Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39668	85-2730902
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

190 West Tasman Drive
San Jose
California	95134
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 650-272-3233
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	ACHR	New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	ACHR WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.01 Change in Control of Registrant

On July 6, 2023, Adam Goldstein, Founder, Chief Executive Officer and Director of Archer Aviation Inc. (the “Company”), became the beneficial owner of approximately 50.1% of the total voting power of the Company’s outstanding capital stock as of July 6, 2023. Mr. Goldstein’s voting power increased to over 50% of the total voting power of the Company as a result of sales and/or transfers by other stockholders of the Company’s Class B common stock, which pursuant to the terms of the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), resulted in the conversion of their shares from Class B common stock (which is entitled to ten votes per share) to Class A common stock (which is entitled to one vote per share), effectively decreasing the voting power percentages of such other stockholders relative to Mr. Goldstein. Such change in voting power was not the result of any transaction initiated by Mr. Goldstein. As a result of future sales or issuances of capital stock by the Company, and/or exercises, settlements or conversions of options, warrants or restricted stock units, and additional conversions of Class B common stock into shares of Class A common stock, Mr. Goldstein’s voting power will fluctuate above and below 50% of the total voting power of the Company.

Except for the circumstances resulting in the automatic or mandatory conversion of the Company’s Class B common stock to Class A common stock as outlined in the Company’s Charter, there are no arrangements known to the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER AVIATION INC.
Date: July 7, 2023
	By:	/s/ Andy Missan
	Name:	Andy Missan
	Title:	Chief Legal Officer and Secretary